                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 5 to the Registration Statement on Form N-1A of Sun Capital Advisers Trust (File Nos. 333-59093 and 811-08879) of our report dated February 3, 2000 appearing in the annual report to shareholders for the year ended December 31, 1999, of Sun Capital Money Market Fund, Sun Capital Investment Grade Bond Fund, Sun Capital Real Estate Fund, Sun Capital Blue Chip Mid Cap Fund, Sun Capital Select Equity Fund and Sun Capital Investors Foundation Fund, and to the references to us under the headings "Financial Highlights" and "Additional Information" in the Prospectus and "Independent Public Accountants" and "Financial Statements" in the Statement of Additional Information, all of which are part of this Registration Statement.

DELOITTE & TOUCHE LLP

Boston, Massachusetts
April 26, 2000